AGREEMENT FOR HANDLING AND STORAGE SERVICES

This is an agreement for handling & storage services between CS
Integrated LLC (CSI) and Monterey Pasta Co. (MPC)

The term of this agreement shall be for three (3) years commencing on March 1, 1999 and expiring at midnight on February 28, 2002. This agreement may be extended for additional one-year periods unless either party to the agreement provides written notice to the other at least 90 days prior to their intention of terminating the agreement.

For the term of the agreement and any extensions thereof, CSI shall provide handling service for food products placed in storage facilities on the CSI premises. CSI shall provide sufficient skilled warehouse labor and necessary equipment to receive food products to be placed in storage by MPC, and deliver to trucks, rails cars or other carriers designed by MPC. As consideration for such services, MPC agrees to pay CSI $.30 per case received.

Additionally, CSI shall provide sufficient refrigerated storage space for the product provided by MPC. Temperature in said storage space shall be maintained at an average temperature of 29 degrees F. As consideration for such services, MPC agrees to pay CSI $.12 per case received and $.12 per case per month for each successive month product remains in storage.

MPC agrees that receipts and deliveries of its product shall be
scheduled within the normal operating hours of CSI -   8:00 AM to 5:00
PM, Monday through Friday. MPC further agrees that invoices for services will be paid within 30 days from the date of invoice, and services outside the scope of the services described shall be billed at
a rate mutually agreed upon by CSI and MPC.   Due to expected changes in
parameters of the required services and conditions, CSI and MPC agree to examine at the anniversary date of each year of the agreement, the costs and rates charged and adjust rates according to mutual agreement.

Due to the space and capital expenditure commitments made by CSI to accommodate the requirements of MPC, MPC agrees to a minimum annual throughput of 400,000 cases. If in any year of the agreement or subsequent extension, annual cases received by CSI amounts to less than 400,000, CSI will bill MPC for the difference between 400,000 and actual cases received at $.42 per case. In the event of sale of either MPC or CSI, either party may terminate the agreement upon 90 day advance notice to the other without penalty or responsibility for minimum volumes. Additionally, MPC may terminate the agreement at any time, without penalty, if there is a serious breach of services by, and communicated to CSI and not remedied.

        /s/ PAT ZIMMERMAN
Signed:         __________________________________              Date:
                                                              02/05/99
        Pat Zimmerman
        CS Integrated, LLC

        /s/ STEPHEN L. BRINKMAN
Signed:         __________________________________              Date:
                                                              02/18/99
        Monterey Pasta Company